SCHEDULE 14A INFORMATION
(RULE 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. )

Filed by the Registrant   [X]

Filed by a Party other than the Registrant   [_]

Check the appropriate box:

[_]	Preliminary Proxy Statement

[_]	Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

[_]	Definitive Proxy Statement

[X]	Definitive Additional Materials

[_]	Soliciting Material Under Rule 14a-12

Alliance California Municipal Income Fund, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[_]	Fee paid previously with preliminary materials:

[_]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

The AllianceBernstein Funds

Meeting Date: October 11, 2018

Toll Free Number: 844-670-2143

Non-Voting Talking points

General Outbound Greeting:

Good day, may I please speak with Mr./Ms. <full name as it appears on registration>?

Hello Mr./Ms. <Shareholder’s Last Name>. My name is <agent name> and I am a proxy voting specialist calling in connection with your investment in the Alliance California Municipal Income Fund. You should have recently received the Fund’s materials that contain the WHITE proxy card for the special meeting of shareholders scheduled for October 11th, 2018.

As you may already be aware, Bulldog Investors, LLC, a dissident firm, is contesting this proposal and may have sent you separate proxy materials which include a GREEN proxy card. The Board believes that Bulldog’s self-serving agenda could hurt long-term investors.

Institutional Shareholder Services or ISS, America’s leading proxy advisory firm, recently released their voting recommendation regarding Alliance California Municipal Income Fund. They recommend a vote WITH fund management FOR the new advisory agreement. ISS has stated, among other reasons, that the fund has delivered positive returns to its shareholders and has outperformed its peers.

The Board recommends that you vote along with its recommendations on the WHITE card and discard the GREEN card.

Will you be supporting the board’s recommendations?

If shareholder states they have additional questions: please review the information listed on the factsheet and the reasons for approval below.

The Board of Directors is recommending the approval of the new investment advisory agreement for the following reasons:

1)	The approval of the advisory agreement is required in order to ensure the continuation of the existing advisory services provided to the Fund. The approval of a new advisory agreement is required as a result of certain anticipated changes to the indirect ownership of the Adviser.
2)	If the agreement is approved, AB will be able to continue to provide advisory services to the Fund on the same terms and at the same contractual advisory fee rate as provided under the current investment advisory agreement.
3)	AB has served as the investment adviser for the Fund since its inception in 2002 and the Board of Directors believes that the approval of the investment advisory agreement is in the best interests of all shareholders.

If they do not need to have the material reviewed:

The Board recommends that you vote along with its recommendations on the WHITE card and discard the GREEN card.

Will you be supporting the board’s recommendations?

Please make sure to return WHITE card as soon as possible.

You can vote in the following ways:

(list options to vote – mail, web, ivr)

If they state they need a new proxy card to vote along with the Board’s recommendation: You should be receiving another proxy card shortly. If you need assistance with voting online you can contact our office at 844-670-2143. Monday through Friday between the hours of 9 a.m. and 10 p.m. EST.

If they state they have already voted the GREEN card: If you have already voted the GREEN card, you can change your vote by voting the WHITE card. The last vote cast will supersede any previously executed GREEN card and cause your votes to be cast along with the Board’s recommendation.

Mr. / Mrs. _____________ I appreciate you taking the time to speak with me today. If you should have any questions you can contact our office at 844-670-2143, Monday through Friday between the hours of 9 a.m. and 10 p.m. EST.